UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 24, 2015

COCA-COLA BOTTLING CO. CONSOLIDATED

(Exact name of registrant as specified in its charter)

Delaware	0-9286	56-0950585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Coca-Cola Plaza, Charlotte, North Carolina 28211

(Address of principal executive offices) (Zip Code)

(704) 557-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

Termination of Letter Agreement with The Coca-Cola Company. On August 24, 2015, Coca-Cola Bottling Co. Consolidated (the “Company”) sold BYB Brands, Inc., a wholly-owned subsidiary of the Company, to The Coca-Cola Company, as contemplated by the stock purchase agreement among such parties dated July 22, 2015 (the “Stock Purchase Agreement”). The Stock Purchase Agreement and the transactions contemplated therein previously were disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on July 23, 2015 (the “Form 8-K”).

The Company had previously entered into a letter agreement with The Coca-Cola Company dated March 10, 2008 (the “Letter Agreement”), filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014, pursuant to which the Company granted The Coca-Cola Company the option, exercisable upon the satisfaction of certain conditions, to purchase any nonalcoholic beverage brands then or thereafter owned by the Company. As previously disclosed in the Form 8-K, the Company and The Coca-Cola Company agreed to terminate the Letter Agreement upon consummation of the transactions contemplated by the Stock Purchase Agreement. Accordingly, the Company and The Coca-Cola Company have terminated the Letter Agreement effective August 24, 2015.

Relationship between the Parties. The business of the Company consists primarily of the production, marketing and distribution of nonalcoholic beverage products of The Coca-Cola Company in the territories the Company currently serves. Accordingly, the Company engages routinely in various transactions with The Coca-Cola Company and its affiliates.

The Coca-Cola Company also owns approximately thirty-five percent (35%) of the outstanding common stock of the Company, which represents approximately five percent (5%) of the total voting power of the Company’s common stock and class B common stock voting together. The Coca-Cola Company also has a designee serving on the Company’s Board of Directors. For more information about the relationship between the Company and The Coca-Cola Company, see the description thereof included under “Related Person Transactions” in the Company’s Notice of Annual Meeting and Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders filed with the Commission on March 30, 2015.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA BOTTLING CO. CONSOLIDATED
(REGISTRANT)

Date: August 24, 2015	By:	/s/ James E. Harris
James E. Harris
Senior Vice President, Shared Services and Chief Financial Officer